As filed with the Securities and Exchange Commission on February 27, 2007

Registration No. 333-139951

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Amendment No. 1 to

FORM S-3

REGISTRATION STATEMENT UNDER THE
SECURITIES ACT OF 1933

iParty Corp.

(Exact name of registrant as specified in its charter)

Delaware	5940	76-0547750
(State or other jurisdiction	(Primary Standard Industrial	(I.R.S. Employer
of incorporation or organization)	Classification Code Number)	Identification No.)

270 Bridge Street, Suite 301,
Dedham, Massachusetts 02026
(781) 329-3952

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Sal Perisano
Chairman of the Board and Chief Executive Officer
iParty Corp.
270 Bridge Street, Suite 301,
Dedham, Massachusetts 02026
(781) 329-3952

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications, including communications sent to agent for service, should be sent to:

Donald H. Siegel, P.C.
Posternak Blankstein & Lund LLP
800 Boylston Street
Boston, Massachusetts 02199
Telephone: (617)-973-6100
Fax: (617)-722-4963

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Subject to Completion February 27, 2007

The information in this prospectus is not complete and may be changed. The selling stockholder may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS

Common Stock

2,708,335 Shares

This prospectus relates to the offer and sale from time to time of up to 2,708,335 shares of iParty common stock by the selling stockholder identified in this prospectus.  These shares of iParty common stock are issuable upon exercise of a warrant issued in a private placement to an institutional accredited investor.  The warrant is exercisable over a five-year period at an exercise price of $0.475 per share of iParty common stock.  The shares covered by this prospectus solely includes the iParty common stock that underlies the warrant issued to the selling stockholder in connection with the aforementioned transaction.

This prospectus will be used by the selling stockholder listed on page 12 to resell, from time to time, the common stock issuable upon exercise of its warrant.  iParty will not receive any of the proceeds from the sale of the common stock offered pursuant to this prospectus.  However, iParty would receive $989,583.65 if the warrant issued to the selling stockholder is exercised in full and the purchase price is paid in cash (although the warrant contains provisions that allow it to be exercised on a cashless basis in certain circumstances).

Investing in our common stock involves a high degree of risk.
Before making a decision to invest in our common stock, please see “Risk factors”
beginning on page 5.

Our common stock is listed on the American Stock Exchange (AMEX) under the ticker symbol “IPT.” On February 26, 2007, the closing price for one share of our common stock on AMEX was $0.58.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is              , 2007

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. This prospectus may only be used where it is legal to sell these securities. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

SUMMARY

This summary highlights information about iParty. Because this is only a summary, it does not contain all of the information that may be important to you. You should read the entire prospectus and the documents incorporated herein by reference carefully, especially “Risk Factors” beginning on page 5 and our financial statements and related notes that are incorporated into this prospectus, before investing in our common stock.

In this prospectus, references to “iParty,” the “company,” “we,” “us” and “our” are to iParty Corp., a Delaware corporation, and its wholly-owned subsidiary, iParty Retail Stores Corp., unless the context requires otherwise.

Overview

We are a party goods retailer operating stores throughout New England, where 45 of our 50 retail stores are located. We believe we are a leading brand in the party industry in the regional and local markets we serve and a leading resource in those markets for consumers seeking party goods, party planning advice and relevant information. We also license the name “iparty.com” (at www.iparty.com) to a third party in exchange for royalties, which to date have not been significant.

Our 50 retail stores are located predominantly in New England with 26 stores in Massachusetts, 7 in Connecticut, 6 in New Hampshire, 2 in Rhode Island, 3 in Maine and 1 in Vermont. We also operate 5 stores in Florida. Our stores range in size from approximately 8,000 square feet to 20,300 square feet and average approximately 9,800 square feet in size. We lease our properties, typically for 10 years and usually with options from our landlords to renew our leases for an additional 5 or 10 years.

The following table shows the number of stores in operation:

	For the fiscal year ended
	Dec 30, 2006	Dec 31, 2005
Beginning of period	50	44
Openings / Acquisitions	1	6
Closings	1	—
End of period	50	50

On August 7, 2006, we acquired one store in Peabody, Massachusetts. On November 4, 2006, we closed our store in East Providence, Rhode Island.

Our stores feature over 20,000 products ranging from paper party goods, Halloween costumes, greeting cards and balloons to more unique merchandise such as piñatas, tiny toys, masquerade and Hawaiian Luau items. Our sales are driven by the following holiday and party events: Halloween, Christmas, Easter, Valentine’s Day, New Year’s, Independence Day, St. Patrick’s Day, Thanksgiving and Hanukkah. We also focus our business closely on lifetime events such as anniversaries, graduations, birthdays, and bridal or baby showers.

Our business has a seasonal pattern. In the past three years, we have realized approximately 37.5% of our annual revenues in our fourth quarter, which includes Halloween and Christmas, and approximately 23.4% of our revenues in the second quarter, which includes school graduations. Also, during the past four years, we have had net income in our second and fourth quarters and generated losses in our first and third quarters.

Among our primary goals are to increase our comparable store sales, increase our gross profit margin percentage and leverage our occupancy costs, marketing and sales expense and general and administrative expense as the 12 stores we opened over the past three years reach maturity. We do not have any current plans to open any new stores.

Our Corporate Information

While we are presently a party goods retail chain operating 50 stores, when we were first incorporated as iParty Corp. on March 12, 1998 we were an Internet-based merchant of party goods and services. On July 2, 1998, iParty Corp. merged into WSI Acquisitions, Corp. and began trading on the OTC Bulletin Board under ticker symbol “IPTY”. On January 2, 2000, iParty Corp. was listed on the American Stock Exchange under ticker symbol “IPT”.

On August 3, 2000, iParty Retail Stores Corp. (“iParty Retail”) was incorporated as a wholly-owned subsidiary of iParty Corp. to operate a chain of retail stores selling party goods. On August 15, 2000, iParty Retail acquired inventory, fixed assets and the leases of 33 retail stores from The Big Party Corporation (“The Big Party”), a privately-held company which was operating under bankruptcy protection, in exchange for cash and the assumption of certain liabilities. This acquisition was approved on August 16, 2000 by the United States Bankruptcy Court for the District of Delaware. We have subsequently opened an additional 17 new stores through December 31, 2005, purchased one additional store in August 2006 and closed one store in November 2006.

On July 8, 2003, we signed an agreement with Taymark, Inc. (“Taymark”) to license the iParty.com name to Taymark. In return, Taymark pays us a 15% royalty on all net sales realized through its operation of www.iparty.com. The term of this agreement was for a period of two (2) years, unless sooner terminated. If this agreement is not terminated, it is automatically renewed for successive one-year periods. Accordingly, on July 8, 2005 and July 8, 2006, we entered into one-year renewal periods.

Our Competition

The party supplies retailing business is highly competitive. We compete with a variety of smaller and larger retailers, including single owner-operated party supplies stores, specialty party supplies retailers, temporary Halloween stores, discount department stores, general mass merchants and supermarkets, as well as catalog and Internet merchants.

Barriers to entry are minimal. New competitors can open new stores, temporary Halloween stores, and/or launch new Internet sites at a relatively low cost. However, we believe that the costs to remain competitive in the party supplies retailing business can be significant. These costs include the hiring of human resources with industry knowledge and the marketing costs associated with building a widely recognized brand.

Our Suppliers and Inventory

The following represents suppliers from whom we purchased at least 5% of our merchandise since the beginning of fiscal 2004.

Supplier	Products supplied	Fiscal 2006	Fiscal 2005	Fiscal 2004
Amscan, Inc.	Paper party goods	16.0%	17.4%	17.4%
Fun World	Halloween costumes	6.0%	7.1%	7.4%
Unique Industries, Inc.	Paper party goods	6.0%	5.6%	6.1%
Hallmark Marketing Corp.	Paper party goods	5.6%	4.7%	4.5%
Kendall Confectionery Company	Candy	5.3%	4.7%	4.8%
Lagasse Inc.	Paper party goods	5.2%	5.4%	4.8%
Total		44.1%	44.9%	45.0%

In August 2006 we entered into a Supply Agreement with Amscan which extends to 2012 and obligates us to purchase increased levels of merchandise from Amscan, our largest supplier, in exchange for, among other things, the right to receive certain additional rebates and more favorable pricing terms over the life of the agreement than were generally available to us under our previous terms with Amscan.

The loss of any of the suppliers listed above could materially adversely affect our business, results of operations, financial condition and cash flow. We consider numerous factors in supplier selection, including, but not limited to, price, credit terms, product offerings and quality. As is customary in our industry, we generally do not have long-term contracts with any supplier, and any supplier may discontinue selling to us at any time.

Our Intellectual Property

We hold trademarks for “iParty” and “iParty.com” issued by the U.S. Patent and Trademark Office. Trademark registrations for “iParty” were issued on February 19, 2002 and August 26, 2003 under U.S. registration No. 2,541,025 and No. 2,756,735. The trademark registration for “iParty.com” was issued on November 12, 2002 under U.S. registration No. 2,649,801.

Our Employees

As of December 30, 2006, we had 280 full-time employees and 787 part-time employees. None of these employees are represented by a labor union, and we consider our relationship with our employees to be good.

Our Capital Structure

Our capital structure currently consists of common stock and five outstanding series of convertible preferred stock. We have also issued warrants and have a stock option plan.

Our common stock has a par value of $0.001 per share. We have 150,000,000 shares of common stock authorized, 22,603,877 of which were issued and outstanding as of December 30, 2006. These shares are listed on the American Stock Exchange and trade under the symbol “IPT”.

We currently have five outstanding series of convertible preferred stock, Series B-F. On January 13, 2004 all 1,000,000 shares of our Series A convertible preferred stock were converted into 1,000,000 shares of common stock. Each share of Series B convertible preferred stock is currently convertible into 13.396 shares of common stock. Each share of Series C convertible preferred stock is currently convertible into 13.652 shares of common stock. Each share of Series D convertible preferred stock is currently convertible into 14.609 shares of common stock. Each share of Series E convertible preferred stock is currently convertible into 10.359 shares of common stock. Each share of Series F convertible preferred stock is currently convertible into 10.367 shares of common stock. We had a total of 1,232,354 shares of convertible preferred stock outstanding as of December 30, 2006, which were convertible into 15,590,309 shares of common stock at that date.

We also have a stockholder rights plan (the “rights plan”). The rights plan associates rights to our capital stock, such that each share of our common stock is entitled to one right and each share of our preferred stock is entitled to such number of rights equal to the number of common shares into which it is convertible. The rights will become exercisable only in the event that, with certain exceptions, an acquiring party accumulates 10 percent or more of our voting stock or if a party announces an offer to acquire 15 percent or more of our voting stock. When exercisable, each right entitles the holder to purchase from us one one-hundredth of a share of a new series of Series G junior preferred stock at an initial purchase price of $2.00, subject to adjustment. In addition, upon the occurrence of certain events, holders of the rights would be entitled to purchase either iParty Corp. stock or shares in an “acquiring entity” at half of market value.

The holders of our convertible preferred stock have a liquidation preference senior to the holders of our common stock. In the event of liquidation, which is defined to include a merger, acquisition, or similar transaction involving the acquisition of our company, our convertible preferred stockholders would be entitled to a liquidation value, which was $18,040,525 at December 30, 2006. This amount is in excess of the carrying value of the preferred stock due to amounts allocated to warrants, which were issued in connection with certain issuances of our convertible preferred stock. The difference of approximately $4.3 million will be accreted when and if a liquidation event occurs. The holders of our Series B-F convertible preferred stock are also entitled to anti-dilution protection in the event we issue common stock, or certain rights, including option activity in excess of certain amounts, to purchase or convert into common stock, at a price below their conversion prices.

The Series B-F preferred stockholders are entitled to participate in dividends when and if declared by our Board of Directors.

We have also issued warrants in connection with the issuance of certain convertible preferred stock and certain licensing, marketing, and financing arrangements, including the warrant issued to an accredited institutional investor on September 15, 2006. At December 30, 2006 we had 2,611,544 warrants outstanding with a weighted average exercise price of $1.15, which were exercisable for 2,611,544 shares of our common stock. During 2005, warrants exercisable for 12,483,005 shares of our common stock that had been granted in conjunction with various series of our convertible preferred stock expired without being exercised.

Under our stock option plan we are authorized to grant options to purchase up to 11,000,000 shares of our common stock. At December 30, 2006, we had options outstanding that were exercisable for the purchase of 8,922,440 shares of common stock. On September 21, 2005, our board of directors approved the full acceleration of the vesting of each otherwise unvested stock option that had an exercise price of $0.69 or greater that was currently held by any of our employees and officers. As a result, options to purchase approximately 1.0 million shares, including approximately 615,000 options held by our executive officers, became immediately exercisable. During our fourth fiscal quarter, on December 8, 2006, we entered into option cancellation agreements with three of our executive officers pursuant to which options that had been exercisable for a combined aggregate of 1,324,730 shares of our common stock at exercise prices of $2.00 per share or greater were cancelled effective as of such date.

The following chart summarizes our capital structure as of the end of our fiscal year ended December 30, 2006.

				Weighted
			Total	Average
	Number of		Common	Exercise
	Shares/		Shares	Price per
	Warrants/	Conversion/	Issued	Common
	Options	Exercise	and	Share	Liquidation
	Outstanding	Ratios	Issuable(1)	Issuable	Value
Common stock	22,603,877		22,603,877		$—
Series B convertible preferred stock	471,401	13.396	6,314,888		9,428,024
Series C convertible preferred stock	100,000	13.652	1,365,200		2,000,000
Series D convertible preferred stock	250,000	14.609	3,652,250		5,000,000
Series E convertible preferred stock	296,667	10.359	3,073,168		1,112,501
Series F convertible preferred stock	114,286	10.367	1,184,803		500,000
Total convertible preferred stock	1,232,354		15,590,309		18,040,525
Warrants	2,611,544	1.000	2,611,544	$1.15	—
Stock options	8,932,440	1.000	8,922,440	$0.62	—
Total			49,728,170		$18,040,525

(1)   Includes common stock outstanding and common stock issuable upon conversion of convertible preferred stock and exercise of outstanding warrants and stock options.

RISK FACTORS

Investing in our common stock is risky. In addition to the other information in this prospectus, you should consider carefully the following risk factors in evaluating us, our business, and the desirability of investing in our common stock. Additional risks and uncertainties that we are unaware of, or that we may currently deem immaterial, may become important factors that harm our business, financial condition, results of operations, or the value of our common stock. If any of the events described in the following risk factors were to occur, our business, financial condition or results of operations likely would suffer. In that event, the trading price of our common stock could decline, and you could lose all or a substantial part of your investment.

Our success depends on economic and other external factors, particularly in the New England region and during the Halloween season, that affect consumer decisions about whether and when to purchase party goods and supplies.

Our business success depends in large measure on consumer decisions to buy party goods and supplies and seek party planning advice, particularly in the New England region, where 45 of our 50 stores are located, and particularly during the Halloween season, which is our single most important season. Demand for our products and our business results are sensitive to external factors that, directly or indirectly, affect consumer confidence, consumer spending patterns, levels of disposable consumer income, or otherwise lead consumers to host or not host parties or purchase party goods and supplies. Examples of such external factors include: unseasonable weather, especially in New England; the timing, duration and effects of adverse changes in overall economic conditions, including rates of job loss or growth, energy prices, and increases or decreases in interest rates, nationally or more locally in the markets we serve; and the competitive success or failure of local sports teams, such as the New England Patriots or Boston Red Sox, particularly in post-season play. The precise impact of any of these external factors on consumer spending patterns for party goods and supplies is difficult to predict in advance, but one or more of these factors could adversely affect our business or our operating results, particularly with respect to any given fiscal period, to the extent they adversely impacted the consumer spending patterns most important to our business success.

We face intense competition from many sources.

The industry we serve is highly competitive and fragmented. We face intense competition from other party supply stores and stores that merchandise and market party supplies, including big discount retailers, such as Wal-Mart, retail drug store chains, like CVS and Walgreen, dollar store chains, and temporary Halloween stores. Our success thus depends on our ability to be competitive against many different competitors in each local market area we serve. If we fail to anticipate evolving innovations and product offerings from our competitors and fail to offer products that appeal to the changing needs and preferences of our customers in the various markets we serve, demand for our products could decline and our operating results would be adversely affected. While the competitive importance of product quality, price, service and innovation varies from product to product, price is a factor, and we experience pricing pressures from competitors in our markets.

We face new competitive threats as a result of consolidation in our industry following Amscan’s recent acquisitions of Party City and Party America.

The industry in which we operate faces the prospect of increased competition as a result of consolidation. Party City Corporation (“Party City”), which operates approximately 500 stores nationwide, is the largest party store chain in the nation, followed by Party America, which operates approximately 280 stores nationwide. Neither Party City nor Party America currently have any significant store presence in the New England area. In December 2005, Amscan Holdings, Inc., (“Amscan”) our largest supplier and the largest supplier in our industry, acquired Party City Corporation. In September 2006, Amscan acquired

Party America. Amscan’s acquisitions of Party City and Party America means that Amscan now has a total of more than 760 corporate and franchise party supply stores nationwide.

In August 2006 we announced that we had entered into a Supply Agreement with Amscan which extends to 2012 and obligates us to purchase increased levels of merchandise from Amscan, our largest supplier, in exchange for, among other things, the right to receive certain additional rebates and more favorable pricing terms over the life of the agreement than were generally available to us under our previous terms with Amscan. On that same date, we announced that we had entered into a $2.45 million dollar agreement with Party City pursuant to which we acquired Party City’s retail store in Peabody, Massachusetts and received a five-year non-competition agreement from Party City and its affiliates that covers Massachusetts, Maine, New Hampshire, Vermont, Rhode Island, and Windsor and New London counties in Connecticut.

Any further geographic expansion by us outside of the New England market could result in greater direct competition with one or both of Party City and Party America. If so, Amscan’s acquisition of Party City and Party America and its status as our largest supplier and the largest supplier in our industry could adversely affect our ability to compete favorably or operate successfully in a changed marketplace. Price pressures from such new sources of competition, particularly in the event of a strain or rupture in our relationship with Amscan, could erode our margins and cause our financial results of operations to suffer. Our success depends on our ability to evaluate and respond to the threats arising from growing consolidation and changing marketplaces and identify ways in which we can competitively operate and strategically grow our store base.

A major failure of our information systems would harm our business.

The failure of any of our systems, including, without limitation, the point-of-sale system that we installed beginning in 2004, and our existing merchandise management system, the latter of which was developed by a vendor who is no longer in business and is thus currently unsupported by a third-party, would have a material adverse effect on our business and financial results of operations. We depend on these information systems to operate our retail stores, process transactions, respond to customer inquiries, manage inventory, purchase and sell goods on a timely basis, and maintain cost-efficient operations.

We currently are considering whether to replace our existing merchandising system. We can provide no assurance that we will do so in fiscal year 2007. If we do not do so, we can provide no assurance that our existing system will be able to successfully meet our operational and financial requirements. We may experience operational problems with our information systems as a result of system failures or any inability on our part to find qualified personnel to monitor, maintain, and upgrade these systems, particularly with respect to our merchandise management system, or other causes. Conversely, if we do proceed with replacing our existing merchandising system, we can provide no assurance that the new system we are considering to install will successfully meet our operational and financial requirements or that the transition from our existing system to the new one will be timely or will occur without any material disruptions in our business or financial results of operations.

We cannot assure you that our systems will be adequate to support future growth, either as currently configured or as we plan to possibly update them. Any material disruption or slowdown of our systems, as currently existing or as proposed to be possibly replaced, would severely interfere with the normal operation of our retail store operations and could have a materially negative impact on our business operations and financial results. In particular, our total borrowing base under our line of credit depends, among other things, on our inventory levels, credit card receivables, customer deposits, and merchandise credits. Accordingly, any material disruption or problem affecting our point-of-sale or merchandise management systems could materially and adversely affect our borrowing level, our compliance with various covenants under our bank agreement, and our liquidity and cash resources.

Our quarterly operating results are subject to significant fluctuation.

Our operating results have fluctuated from quarter to quarter in the past, and we expect that they will continue to do so in the future. Factors that could cause these quarterly fluctuations, both sequentially and on a year-over-year basis, include the following: extreme weather-related disruptions, particularly in New England; the timing of movable holidays, such as Easter, which typically falls in the second quarter but on occasion falls in the first quarter; the competitive success or failure of local sports teams, such as the New England Patriots or Boston Red Sox, particularly in post-season play, which may result in fluctuations from one year to the next in our sales in the first and fourth quarters; the extent to which sales in new stores result in the loss of sales in existing stores; the mix of products sold; pricing and marketing actions of competitors; the level of advertising and promotional expenses; and seasonality, primarily because the sales and profitability of our stores are typically lower in the first and third quarters, when we have often operated at a loss, and are typically higher in the second quarter, which includes school graduations, and the fourth quarter, which includes Halloween, our single most important selling season, as well as the Christmas holiday season. Most of our operating expenses, such as rent expense, advertising expense and employee salaries, do not vary directly with the amount of sales and are difficult to adjust in the short term. As a result, if sales in a particular quarter are below expectations for that quarter, we may not be able to proportionately reduce operating expenses for that quarter, and therefore such a sales shortfall would have a disproportionate effect on our net income (or loss) for the quarter.

Our failure to attract, retain, and motivate qualified personnel would adversely affect our business.

Our success depends in large part on the efforts and abilities of our senior management team. Their skills, experience and industry contacts significantly benefit our operations and administration. The failure to attract, retain, and properly motivate the members of our senior management team and other key employees, or to find suitable replacements for them in the event of death, ill health, or their desire to pursue other professional opportunities, could have a negative effect on our operating results. At the present time we are looking to hire a new chief financial officer and a new chief operating officer in part as the result of the decision of our President and CFO, Patrick Farrell, to relocate from Boston to New York for personal reasons. While Mr. Farrell will continue to be employed by us on a full-time basis through May 15, 2007 and on a part-time basis through November 15, 2007, our business performance and operating results will in large part depend on our ability to locate, hire and retain one or more suitable candidates to replace Mr. Farrell.

Our performance is also largely dependent on attracting and retaining quality associates that are able to make the consumer shopping experience at our stores a fun and informative experience. We face intense competition for qualified associates, and many of our associates are in entry-level or part-time positions with historically high rates of turnover. Our ability to meet our labor needs generally while controlling our labor costs is subject to numerous external factors, including the availability of a sufficient number of qualified persons in the work force, unemployment levels, prevailing wage rates, changing demographics, health and other insurance costs and changes in employment legislation, particularly in the New England region. If we are unable to attract and retain qualified associates or our labor costs increase significantly, our business and financial performance may be adversely affected.

Risks associated with recent and possible future new store openings could adversely affect our business.

An important part of our long-range business plan is to increase our number of stores and, over time, enter new geographic markets. We have opened 15 new stores, acquired one store and closed one store over the past four years, bringing our total number of stores from 35 at the beginning of 2003 to 50 at the end of 2006. While we have no current plans for new store openings, our growth goals envision a return to opening or acquiring additional stores beginning in late 2007 or 2008. For our growth strategy to be successful, we must identify and lease favorable store sites, hire and train associates and store managers, and adapt management and operational systems to meet the needs of our expanded operations. These tasks may be difficult to accomplish successfully. If we are unable to open new stores in locations and on terms acceptable to us as quickly as planned, our future sales and profits may be adversely affected. Even if we succeed in opening or acquiring new stores, these new stores may not achieve the same sales or profit levels as our existing stores. Also, our expansion strategy includes opening new stores in markets where we already have a presence so we can take advantage of economies of scale in marketing, distribution and supervision costs. However, these new stores may result in the loss of sales in existing stores in nearby areas, which could adversely affect our business and financial performance. In addition, future store openings could cause us, among other things, to incur additional debt, increased interest expense, as well as experience dilution in earnings, if any, per share. Impairment losses could also occur as a result of new store openings in the event that new store openings prove unsuccessful.

Our business may be adversely affected by the actions of and risks associated with our third-party vendors.

The products we sell are sourced from a wide variety of third-party vendors. We cannot control the supply, design, function or cost of most of the products that we offer for sale and are dependent on the availability and pricing of various products, including, without limitation, paper-based party goods, Halloween masks, and costumes, many of which are manufactured overseas in foreign countries such as China. Global sourcing of many of the products we sell is thus an important factor in our financial performance. Our ability to find qualified vendors and access products in a timely and efficient manner is a significant challenge, especially with respect to goods sourced outside the United States. Disruptions in the availability of raw materials used in production of these products may adversely affect our sales and result in customer dissatisfaction. Political instability, the financial instability of suppliers, merchandise quality issues, trade restrictions, tariffs, currency exchange rates, transport capacity and costs, inflation and other factors relating to foreign trade are beyond our control. In particular, volatile oil and gas prices impact prices of petroleum-based/plastic products, which are a key raw material in much of our merchandise, affect our freight costs, and affect consumer confidence and spending patterns. These and other issues directly or indirectly affecting our vendors could adversely affect our business and financial performance.

Our failure to generate sufficient cash to meet our liquidity needs may affect our ability to service our indebtedness and grow our business.

Our business requires access to capital to support growth, improve our infrastructure, respond to economic conditions, and meet contractual commitments. In the event that our operating plan changes or proves inaccurate due to lower-than-expected revenues, unanticipated expenses, increased competition, unfavorable economic conditions, other risk factors discussed in this prospectus, or other unforeseen circumstances, our liquidity may be negatively impacted. Our ability to make payments on and to refinance our indebtedness, principally the amounts borrowed under our line of credit, and to fund planned capital expenditures for systems upgrades and new store openings, if any, we may make in the future will depend in large part on our current and future ability to generate cash. This, to a certain extent, is subject to general economic, financial, competitive and other factors that are beyond our control. We cannot assure you that our business will generate sufficient cash flow from operations in the future, that our currently anticipated growth in revenues and cash flow will be realized on schedule, or that future borrowings will be available to us under our line of credit in an amount sufficient to enable us to service indebtedness, undertake store openings and replace and upgrade our technology systems to grow our business, or to fund other liquidity needs. If we need to refinance all or a portion of our indebtedness, we cannot assure you that we will be able to do so on commercially reasonable terms or at all. In addition, there can be no assurance, that, should we seek or require additional financing in the form of debt, subordinated debt, equity, convertible securities, or some combination of the above, such financing will be available, if at all, on terms and conditions acceptable to us. If so, our ability, among other things, to proceed with our store expansion plans for 2007 and beyond would be negatively affected.

Our existing line of credit with Wells Fargo consists of $12,500,000 (including a $500,000 term loan) and matures on January 2, 2010. Our agreement with Wells Fargo includes an option whereby we may increase our line of credit up to a maximum level of $15,000,000.

Our ownership structure includes large investors who own preferred stock and whose interests and rights in our company differ in important respects from those of our common stock investors.

Our capital structure includes various series of convertible preferred stock and a number of investors who own large concentrations of our shares on an as-converted-into-common basis. The ownership rights of these holders of our preferred stock impacts the trading liquidity of our common shares, our corporate governance, and the relative economic stake that our common stock and preferred stock investors have in the enterprise value of our business.

The large concentration of share ownership that some of our investors have generally has the effect of making our shares more illiquid than if our ownership structure was more widely distributed. Our corporate governance is affected by our ownership structure to the extent that certain of our preferred stock investors currently enjoy, among other things, contractual rights to nominate and elect two of the members of our board of directors. These rights and the concentration of share ownership enjoyed by certain of our preferred stock investors means that our largest investors can influence our strategic direction and that of our senior management in ways that are different than most of our common stock investors. Our preferred stock investors also enjoy certain economic rights that differentiate their ownership rights and interests from those of our common stock investors. For instance, upon the occurrence of merger, acquisition or similar transaction involving the acquisition of our company, the holders of our preferred stock would generally be entitled to a “liquidation preference” that would entitle them, collectively, to the first $18.0 million of net proceeds, unless they decide to convert their shares of preferred stock into common stock. This feature of our preferred stock investors’ rights could make the attractiveness of our company as an acquisition target differ materially from what it would be without it. In addition, our preferred stock investors enjoy certain “anti-dilution” protections not afforded to our common stock investors, which generally means that investors in shares of our common stock could be adversely affected by subsequent dilutive financings, if any, in ways that are different from some or all of our preferred stock investors.

Shares offered for sale pursuant to this prospectus or eligible for sale in the future could negatively affect our stock price.

The market price of our common stock could decline as a result of sales of a large number of shares of our common stock, including sales of shares as a result of this offering, or the perception that these sales could occur. This may also make it more difficult for us to raise funds through the issuance of debt or the sale of equity securities.

As of December 30, 2006, there were 27,124,293 potential additional common share equivalents outstanding. These included 15,590,309 shares upon the conversion of immediately convertible preferred stock, 2,083,334 shares upon the exercise of warrant with an exercise price of $0.475, 528,210 shares upon the exercise of warrant with a weighted average exercise price of $3.79 and 8,922,440 shares upon the exercise of stock options with a weighted average exercise price of $0.62. During our fourth fiscal quarter, on December 8, 2006, we entered into option cancellation agreements with three of our executive officers pursuant to which options that had been exercisable for a combined aggregate of 1,324,730 shares of our common stock at exercise prices of $2.00 per share or greater were cancelled.

Our unregistered securities may be sold in the future pursuant to registration statements filed with the SEC or without registration under the Securities Act, to the extent permitted by Rule 144 or other exemptions under the Securities Act. We may issue additional shares in the future in connection with acquisitions, compensation or otherwise. We have not entered into any agreements or understanding regarding any future acquisitions not described herein and cannot ensure that we will be able to identify or complete any acquisition in the future.

Our common stock is thinly traded, may fluctuate based on relatively small levels of trading activity, and may be adversely affected by our capital structure, which makes it more difficult for investors to value our business.

Investing in shares of our common stock entails a high degree of risk. Public trading of our common stock on the American Stock Exchange typically occurs at relatively low sales volumes and very few, if any, security analysts regularly follow our stock. Moreover, our common stock price has traded below $1.00 for significant periods of time. In addition, our capital structure, which includes various series of convertible preferred stock with various contractual rights, generally makes it more difficult for investors, or prospective acquirers of our company, to value our business on an aggregate basis or to value our shares of common stock on a trading basis. As a result of these factors, speculative investors may have a greater effect on our common stock price than would be the case for a company with a simpler ownership structure, a larger market capitalization, or common shares that are more diffusely held or heavily traded. Accordingly, our common stock price could be subject to considerable speculative volatility and may not necessarily follow market expectations regarding our business prospects or financial performance. In particular, our common stock price may be sensitive to non-financial developments involving our company as well as market rumors disseminated on the Internet or other forms of media regarding our company or our industry. If our quarterly financial performance does not meet the expectations of investors that trade in shares of our common stock, our stock price would likely decline. If so, the decrease in the stock price may be disproportionate to the shortfall, real or perceived, in our financial performance.

Compliance with changing regulation of corporate governance, public disclosure, and accounting standards may result in additional expenses and risks.

Changing laws, regulations and standards relating to corporate governance, public disclosure and changes to accounting standards and practices, including the Sarbanes-Oxley Act of 2002, new SEC regulations, corporate law developments in Delaware, and evolving rules applicable to publicly-traded companies on the American Stock Exchange, are creating uncertainty, and hence risks, for companies such as ours. These new or changed laws, regulations and standards are subject to varying interpretations due to the fact that they are new and there has not yet emerged a well-developed body of interpretation. As a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. This development could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure, governance and accounting practices.

Our efforts to comply with evolving laws, regulations and standards have resulted in, and are likely to continue to result in, increased general and administrative expenses and a diversion of management time and attention from revenue-generating activities to compliance activities. In particular, we are applying significant management and financial resources to document, test, monitor and enhance our internal control over financial reporting in order to meet the various current requirements of the Sarbanes-Oxley Act of 2002. We cannot be certain that these measures will ensure that our controls will be adequate or effective in preventing fraud or human error. Any failure in the effectiveness of our internal control over financial reporting could have a material effect on our financial reporting or cause us to fail to meet reporting obligations, which upon disclosure, could negatively impact the market price of our common stock. Our efforts to comply with these types of new regulatory requirements regarding our required assessment of our internal controls over financial reporting and our external auditors’ audit of our financial statements has required the commitment of increasing levels of financial and managerial resources. If our efforts to comply with new or changed laws, regulations and standards differ from the activities intended by regulatory or governing bodies, we could face various material and adverse consequences, including, a decline in our common stock price or a possible delisting of our common stock.

NOTE REGARDING FORWARD-LOOKING STATEMENTS

We make forward-looking statements in this prospectus that are subject to risks and uncertainties. These forward-looking statements include information about possible or assumed future results of our business, financial condition, liquidity, results of operations, plans and objectives. In some cases, you may identify forward-looking statements by words such as “may,” “should,” “plan,” “intend,” “potential,” “continue,” “believe,” “expect,” “predict,” “anticipate,” “estimate,” the negative of these words or other comparable words. These statements are only predictions. You should not place undue reliance on these forward-looking statements. Statements regarding the following subjects are forward-looking by their nature:

• our business strategy;

• our future operating results;

• our ability to obtain external financing;

• our understanding of our competition;

• industry and market trends;

• future capital expenditures; and

• the impact of competition and changes in our industry on our operations and business.

The forward-looking statements are based on our beliefs, assumptions and expectations of our future performance, taking into account information currently available to us. These beliefs, assumptions and expectations can change as a result of many possible events or factors, including those events and factors described by us in “Risk Factors,” not all of which are known to us. Neither we nor any other person assumes responsibility for the accuracy or completeness of these statements. We will update this prospectus only to the extent required under applicable securities laws. If a change occurs, our business, financial condition, liquidity and results of operations may vary materially from those expressed in our forward-looking statements.

USE OF PROCEEDS

All net proceeds from the sale of the shares of common stock being offered hereby will go to the stockholder who offers and sell them. We will not receive any proceeds from this offering. We will receive $989,583.65 if the warrant issued to the selling stockholder is exercised in full and the purchase price is paid in cash (although the warrant contains provisions that allow it to be exercised on a cashless basis in certain circumstances). Proceeds of such exercise, if any, will be used to fund our operating losses, and for general corporate and working capital purposes.

SELLING STOCKHOLDER

The selling stockholder may sell up to 2,708,335, shares of our common stock pursuant to this prospectus, consisting entirely of shares that may be issued under a warrant issued to an accredited institutional investor under the terms of a securities purchase agreement that we entered on September 15, 2006, as amended on January 9, 2007.

The warrant issued to the institutional accredited investor in the September 2006 financing is exercisable for a five-year period from the date of issuance at an exercise price of $0.475 per share. Except for the ownership of the warrant issued pursuant to the securities purchase agreement we entered on September 15, 2006, the selling stockholder has not had any material relationship with us within the past three years, except for its beneficial ownership of certain shares of our common stock as more fully described in the table below.

The selling stockholder may from time to time offer and sell pursuant to this prospectus the respective number of shares of our common stock set forth opposite its name in the table below. The following table sets forth with respect to the selling stockholder the following information, based on information provided to us as of February 21, 2007:

•  the number of shares of our common stock beneficially owned by such selling stockholder;

•  the maximum number of shares that may be offered for sale by such selling stockholder under this prospectus;

•  the number of shares beneficially owned by the selling stockholder, assuming all such shares are sold; and

•  the percentage of our outstanding common stock beneficially owned by the selling stockholder.

The selling stockholder may offer all, some or none of the common stock shown in the table. Because the selling stockholder may offer all or some portion of the common stock, we have assumed for purposes of completing the last two columns that all shares of common stock offered hereby will have been sold by the selling stockholder upon termination of sales pursuant to this prospectus. Beneficial ownership is determined by the rules of the SEC and includes voting or investment power over the securities. If a stockholder holds options or other securities that are exercisable or otherwise convertible into our common stock within 60 days of December 30, 2006, we treat the common stock underlying those securities as owned by that stockholder, and as outstanding shares when we calculate the stockholder’s percentage ownership of the common stock. However, we do not consider that common stock to be outstanding when we calculate the percentage ownership of any other stockholder. The percentage of ownership shown in the table is based on 22,603,877 shares of common stock issued and outstanding as of Deccember 30, 2006. In accordance with SEC rules, the percentage of ownership in the table does not include any shares of common stock that may be issuable upon exercise or conversion of securities that are exercisable or convertible into our common stock that are held by any of our other securityholders, including any of our holders of any of our various series of outstanding convertible preferred stock. Would we include those shares, the effect would be to reduce significantly the percentage ownership of common stock reflected in the table.

In accordance with the terms of contractual obligations, this prospectus generally covers the resale of at least 130% of the number of shares of our common stock issuable upon exercise of the related warrant as of the trading day immediately preceding the date the registration statement is initially filed with the SEC. Because the exercise price of the warrants may be adjusted, the number of shares that will actually be issued may be more or less than the number of shares being offered by this prospectus. The fourth column assumes the sale of all of the shares offered by the selling stockholder pursuant to this prospectus.

Under the terms of the warrant, as subsequently amended and currently in force and effect, the warrant may not be exercised to the extent that such exercise would cause the warrantholder, together with its affiliates, to beneficially own a number of shares of our common stock which would exceed 4.99% (the “Maximum Percentage”) of our then outstanding shares of common stock following such exercise, excluding for purposes of such determination shares of common stock issuable upon exercise of the warrant that have not been exercised. The Maximum Percentage may be increased or decreased from time to time, subject to sixty one (61) days prior notice to us by the warrantholder, provided that the Maximum Percentage may not exceed 9.99% of our then outstanding shares of common stock following such exercise, excluding for purposes of such determination shares of common stock issuable upon exercise of the warrant that have not been exercised. The number of shares in the second column does not reflect this limitation. The selling stockholder may sell all, some or none of its shares in this offering. See “Plan of Distribution” on page 14 below.

Selling Stockholder	Shares Owned and Ownership Percentage Prior to Offering(1)		Shares Being Offered	Shares Owned and Ownership Percentage After Offering(1)
Highbridge International LLC(2)	2,652,034	11.7%	2,083,334	568,700	2.3%

(1)   Assumes that all of the shares being offered under this prospectus are sold and that the selling stockholder acquires no additional shares of common stock before the completion of this offering. Includes 568,700 shares of our common stock beneficially owned by the selling stockholder as of February 21, 2007.

(2)   Includes 2,083,334 shares currently issuable upon exercise of a common stock purchase warrant, subject to future adjustment in the event of certain dilutive issuances by iParty. We have been informed by the selling stockholder that such selling stockholder acquired the warrant pursuant to which the securities offered by this prospectus are to be issued for its own account in the ordinary course of business, and that, at the time it acquired the warrant, it had no agreements, plans or understandings, directly or indirectly, with any person to distribute the securities. Highbridge Capital Management, LLC is the trading manager of Highbridge International LLC and has voting control and investment discretion over the securities held by Highbridge International LLC. Glenn Dubin and Henry Swieca control Highbridge Capital Management, LLC and have voting control and investment discretion over the securities held by Highbridge International LLC. Each of Highbridge Capital Management, LLC, Glenn Dubin and Henry Swieca disclaims any beneficial ownership of the securities held by Highbridge International LLC.

PLAN OF DISTRIBUTION

We are registering the shares offered by this prospectus on behalf of the selling stockholder. The selling stockholder, which as used herein includes donees, pledgees, transferees or other successors-in-interest selling shares of common stock or interests in shares of common stock received after the date of this prospectus from the selling stockholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of its shares of common stock or interests in shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices. To the extent the selling stockholder gifts, pledges or otherwise transfers the shares offered hereby, such transferees may offer and sell the shares from time to time under this prospectus, provided that this prospectus has been amended under Rule 424(b)(3) or other applicable provision of the Securities Act to include the name of such transferee as a selling stockholder under this prospectus.

We will not receive any of the proceeds from the sale by the selling stockholder of the shares of common stock. We will bear all fees and expenses incident to our obligation to register the shares of common stock.

The selling stockholder may sell all or a portion of the shares of common stock beneficially owned by it and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the shares of common stock are sold through underwriters or broker-dealers, the selling stockholder will be responsible for underwriting discounts or commissions or agent’s commissions. The shares of common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions,

•  on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

•  in the over-the-counter market;

•  in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

•  through the writing of options, whether such options are listed on an options exchange or otherwise;

•  ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•  block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•  purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•  an exchange distribution in accordance with the rules of the applicable exchange;

•  privately negotiated transactions;

•  short sales;

•  sales pursuant to Rule 144 (provided that the criteria and the requirements of that rule are complied with);

•  broker-dealers may agree with the selling securityholders to sell a specified number of such shares at a stipulated price per share;

•  a combination of any such methods of sale; and

•  any other method permitted pursuant to applicable law.

If the selling stockholder effects such transactions by selling shares of common stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling stockholder or commissions from purchasers of the shares of common stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the shares of common stock or otherwise, the selling stockholder may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of common stock in the course of hedging in positions they assume. The selling stockholder may also sell shares of common stock short and deliver shares of common stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling stockholder may also lend or pledge shares of common stock to broker-dealers that in turn may sell such shares.

The selling stockholder may pledge or grant a security interest in its warrant or some or all of the shares of our common stock owned by it and, if it defaults in the performance of its secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933, as amended, amending, if necessary, the list of selling stockholders, of which there is now only one, to include the pledgee, transferee or other successors in interest as additional selling stockholders under this prospectus. The selling stockholder also may transfer and donate the shares of common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling stockholder and any broker-dealer participating in the distribution of the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the shares of common stock is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of shares of common stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling stockholder and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.

Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that the selling stockholder will sell any or all of the shares of common stock registered pursuant to the registration statement, of which this prospectus forms a part.

The selling stockholder and any other person participating in such distribution will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, including, without limitation, the anti-manipulation rules of Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of common stock by the selling stockholder and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

We have advised the selling stockholder that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholder and its affiliates. Regulation M’s prohibition on purchases may include purchases to cover short positions by the selling stockholder, and the selling stockholder’s failure to cover a short position at a lender’s request and subsequent purchases by the lender in the open market of shares to cover such short positions, may be deemed to constitute an inducement to buy shares, which is prohibited by Regulation M.

We will pay all expenses of the registration of the shares of common stock pursuant to the registration rights agreement, including, without limitation, SEC filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, that the selling stockholder will pay all underwriting discounts and selling commissions, if any.

We will indemnify the selling stockholder against liabilities, including some liabilities under the Securities Act, in accordance with the registration rights agreements, or the selling stockholder will be entitled to contribution. We may be indemnified by the selling stockholder against civil liabilities, including liabilities under the Securities Act, that may arise from any written information furnished to us by the selling stockholder specifically for use in this prospectus, in accordance with the related registration rights agreement, or we may be entitled to contribution.

Once sold under the registration statement, of which this prospectus forms a part, the shares of common stock will be freely tradable in the hands of persons other than our affiliates.

We will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling stockholder for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling stockholder may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

We have advised the selling stockholder that if a particular offer of shares is to be made on terms constituting a material change from the information described under a final prospectus, then, to the extent required, a supplement to the final prospectus must be distributed setting forth the terms and related information as required.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available over the Internet at the SEC’s web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facility:

Public Reference Room
100 F Street, N.E.
Washington, D.C. 20549

You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC, 100 F Street, N.E., Washington, DC 20549. Please call 1-800-SEC-0330 for further information on the operations of the public reference facility and copying charges.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and the information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference in this prospectus the following documents filed by us with the SEC:

•  Our Annual Report on Form 10-K for the fiscal year ended December 31, 2005, including any amendment filed for the purpose of updating such Annual Report;

•  Our Quarterly Reports on Form 10-Q for each of the fiscal quarters ended April 1, 2006, July 1, 2006 and September 30, 2006, including any amendments filed for the purpose of updating such Quarterly Reports;

•  A Proxy Statement for Annual Meeting of Stockholders on Schedule 14A filed with the SEC on April 19, 2006;

•  The description of our common stock contained in our registration statement on Form 10-SB (File No. 000-25507) filed under the Exchange Act, including any amendment or report filed for the purpose of updating such description; and

•  Our Current Reports on Form 8-K filed with the SEC on June 9, 2006, August 7, 2006, September 18, 2006, October 25, 2006, November 2, 2006, December 12, 2006, December 26, 2006, January 8, 2007 and January 10, 2007.

Any statement made in a document incorporated by reference or deemed incorporated herein by reference is deemed to be modified or superseded for purposes of this prospectus if a statement contained in this prospectus or in any other subsequently filed document which is also incorporated or deemed incorporated by reference herein modifies or supersedes that statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus. We also incorporate by reference all documents filed pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of this offering; provided, however, that we are not incorporating any information furnished under any of Item 2.02 or Item 7.01 of any Current Report on Form 8-K.

Statements made in this prospectus or in any document incorporated by reference in this prospectus as to the contents of any contract or other document referred to herein or therein are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the documents incorporated by reference, each such statement being qualified in all material respects by such reference.

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

iParty Corp.
270 Bridge Street, Suite 301,
Dedham, Massachusetts 02026
Attention: Investor Relations
(781) 329-3952

Copies of these filings are also available, without charge, on our Internet website at www.iparty.com as soon as reasonably practicable after they are filed electronically with the SEC.

LEGAL MATTERS

For the purpose of this offering, the law firm of Posternak Blankstein & Lund LLP, located in Boston, Massachusetts, is giving its opinion on the validity of the shares.

EXPERTS

The consolidated financial statements of iParty, Corp. appearing in iParty Corp.’s Annual Report (Form 10-K) for the year ended December 31, 2005, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.      Other expenses of Issuance and Distribution.

The following table sets forth the various expenses in connection with the sale and distribution of the securities being registered. All amounts shown are estimated except the Securities and Exchange Commission registration fee.

Securities and Exchange Commission registration fee	$120
Printing expenses	5,000
Legal fees and expenses	45,000
Accounting fees and expenses	10,000
Blue sky fees and expenses	500
Transfer Agent and Registrar fees	1,500
Miscellaneous	1,000
Total	$63,120

Item 15.                 Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (“DGCL”) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Section 145 further provides that a corporation similarly may indemnify any such person serving in any such capacity who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor, against expenses actually and reasonably incurred in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or such other court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

As permitted by Section 102(b)(7) of the DGCL, our certificate of incorporation, as amended and currently in effect, provides that our directors shall not be liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, provided that it does not eliminate or limit the liability of any director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL (relating to unlawful payment of dividends and unlawful stock purchase and redemption), or (iv) for any transaction from which the director derived an improper personal benefit. Our certificate of incorporation further provides that we shall indemnify our directors and officers to the full extent then permitted by law.

The registrant has obtained director and officer liability insurance under which, subject to the limitations of such policies, coverage will be provided (a) to its directors and officers against loss arising from claims made by reason of breach of fiduciary duty or other wrongful acts as a director or officer, including claims relating to public securities matters and (b) to the registrant with respect to payments which may be made by the registrant to these officers and directors pursuant to the above indemnification provision or otherwise as a matter of law.

Item 16.                 Exhibits.

INDEX TO EXHIBITS

The following documents are filed herewith or have been included as exhibits to previous filings with the Securities and Exchange Commission and are incorporated by reference as indicated below.

Exhibit Number	Description
5.1	Opinion of Posternak Blankstein & Lund LLP, counsel to the Registrant.
10.1	Form of Securities Purchase Agreement by and among Registrant and the Buyer thereto dated September 15, 2006. Filed previously with the Registrant’s Current Report on Form 8-K on September 18, 2006.
10.2	Senior Subordinated Note entered into by Registrant and the Holder thereof. Filed previously with the Registrant’s Current Report on Form 8-K on September 18, 2006.
10.3	Warrant to Purchase Common Stock issued by Registrant on September 15, 2006, as amended January 9, 2007. Filed previously with the Registrant’s Current Report on Form 8-K on January 10, 2007.
10.4	Registration Rights Agreement by and among Registrant and the Buyer thereto dated September 15, 2006. Filed previously with the Registrant’s Current Report on Form 8-K on September 18, 2006.
10.5	Amendment Agreement by and among the Registrant and the Investor thereto dated January 9, 2007. Filed previously with the Registrant’s Current Report on Form 8-K on January 10, 2007.
23.1	Consent of Ernst & Young LLP.
23.2	Consent of Posternak Blankstein & Lund LLP (included in the opinion filed as Exhibit 5.1).
24.1	Power of Attorney. Included on signature page hereto.

Item 17.                 Undertakings.

The undersigned Registrant hereby undertakes:

(1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)    To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii)   To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)  To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (1)(i), (1)(ii) and (1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that are incorporated by reference in this Registration Statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the Registration Statement.

(2)   That, for the purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

(3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the indemnification provisions described herein, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

If the Registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to its registration statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Dedham, Commonwealth of Massachusetts, on the 27th day of February, 2007.

iPARTY CORP.
By:	/s/ SAL PERISANO
Name:	Sal Perisano
Title:	Chairman of the Board and
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE
/s/ SAL PERISANO
Sal Perisano	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	February 27, 2007
/s/ PATRICK FARRELL
Patrick Farrell	President and Chief Financial Officer (Principal Financial and Accounting Officer)	February 27, 2007
*
Daniel De Wolf	Director	February 27, 2007
*
Frank Haydu	Director	February 27, 2007
*
Robert Jevon	Director	February 27, 2007
*
Eric Schindler	Director	February 27, 2007
*
Joseph Vassalluzzo	Director	February 27, 2007
*
Christina Weaver Vest	Director	February 27, 2007

*By:	/s/ SAL PERISANO
Sal Perisano
Attorney-in-fact

EXHIBIT INDEX

Exhibit Number	Description
5.1	Opinion of Posternak Blankstein & Lund LLP, counsel to the Registrant.
10.1	Form of Securities Purchase Agreement by and among Registrant and the Buyer thereto dated September 15, 2006. Filed previously with the Registrant’s Current Report on Form 8-K on September 18, 2006.
10.2	Senior Subordinated Note entered into by Registrant and the Holder thereof. Filed previously with the Registrant’s Current Report on Form 8-K on September 18, 2006.
10.3	Warrant to Purchase Common Stock issued by Registrant on September 15, 2006, as amended January 9, 2007. Filed previously with the Registrant’s Current Report on Form 8-K on January 10, 2007.
10.4	Registration Rights Agreement by and among Registrant and the Buyer thereto dated September 15, 2006. Filed previously with the Registrant’s Current Report on Form 8-K on September 18, 2006.
10.5	Amendment Agreement by and among the Registrant and the Investor thereto dated January 9, 2007. Filed previously with the Registrant’s Current Report on Form 8-K on January 10, 2007.
23.1	Consent of Ernst & Young LLP.
23.2	Consent of Posternak Blankstein & Lund LLP (included in the opinion filed as Exhibit 5.1).
24.1	Power of Attorney. Included on signature page hereto.